Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New Canaan, Connecticut February 19, 2025– Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share pursuant to its dividend policy.  The semi-annual cash dividend of $0.05 per share is payable on March 28, 2025 to all common stockholders of record as of March 14, 2025.

The dividend policy of Network-1 undergoes a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time. Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one hundred and six (106) U.S. patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content and high frequency trading. Network-1’s current strategy includes continuing to pursue licensing opportunities for its intellectual property. Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $188,000,000 from May 2007 through December 31, 2024. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2024 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(917) 692-0000